Exhibit 99.1

LIBERTY MEDIA REPORTS RECORD SECOND QUARTER FINANCIAL RESULTS

Liberty to Split Liberty Capital into Two Tracking Stocks

Liberty Interactive Group Achieves 4% Revenue and 2% Operating Cash Flow Growth

Starz Operating Cash Flow Up 10%

Englewood, Colorado, August 8, 2007 — Liberty Media Corporation (“Liberty”) reported second quarter results for both its Liberty Interactive Group and Liberty Capital Group.

Liberty also announced today that it intends to effect a reclassification of its Liberty Capital tracking stock, subject to stockholder approval and the closing of its previously announced exchange transaction with News Corporation.  In the reclassification, Liberty would create a new tracking stock to be designated its Liberty Entertainment common stock.  It would attribute to a new Liberty Entertainment Group the approximate 38.5% interest in The DirecTV Group, Inc. it expects to receive from its exchange transaction with News Corporation, as well as the three regional sports networks and approximately $588 million in cash it will acquire in that transaction.  It is expected that Liberty would also attribute to Liberty Entertainment Group its interests in Starz Entertainment, LLC, Starz Media, LLC, FUN Technologies, Inc., GSN LLC and WildBlue Communications, Inc, which are currently attributed to the Capital Group.  Liberty expects that the new group would also be attributed approximately $550 million of Liberty Media’s publicly traded exchangeable debt.  The businesses, assets and debt not attributed to Liberty Entertainment Group from Liberty Capital Group would continue to be attributed to Liberty Capital Group, which would retain its name.  There would be no change to the businesses, assets and liabilities attributed to the Liberty Interactive Group by virtue of the reclassification.

Liberty President and CEO Greg Maffei stated, “The reclassification should achieve two purposes.  First, it will create a focused distribution and programming business in Liberty Entertainment.  We believe this new Liberty Entertainment group equity should increase shareholder value and provide a strong currency that will increase our strategic flexibility.  Second, the new Liberty Capital group will focus the complexity that

1.  Please see page 10 of this press release for the definition of operating cash flow and a discussion of management's use of this performance measure.  Schedule 1 to this press release provides a reconciliation of Liberty’s consolidated segment operating cash flow for its operating segments to consolidated earnings from continuing operations before income taxes and minority interests.  Schedule 2 to this press release provides a reconciliation of the operating cash flow for each privately held entity presented herein to that entity’s operating income for the same period, as determined under GAAP.

contributes to our trading discount into a single, smaller group of assets that can be more effectively simplified over time.”

LIBERTY INTERACTIVE GROUP — During the quarter, Liberty completed a tender offer in which it repurchased 19.4 million shares, or approximately 3.0%, of its outstanding Liberty Interactive common shares for $484 million.  Including additional open market share repurchases, Liberty repurchased approximately 19.9 million Liberty Interactive common shares for $497 million during the quarter.  Also during the quarter, Liberty completed its previously announced acquisition of Backcountry.com, an e-commerce business that sells performance gear for backcountry adventures.

Liberty Interactive Group’s revenue and operating cash flow increased 4% and 2%, respectively, for the second quarter of 2007 due to continued growth at QVC, Inc. (“QVC”) and Provide Commerce, Inc. and the addition of BUYSEASONS, Inc. which was acquired during 2006.

QVC

QVC’s consolidated revenue increased 4% to $1.69 billion and operating cash flow increased 1% to $383 million.

QVC CEO Mike George stated, “While we are disappointed with our second quarter results, our U.S. business continued to grow but at a reduced rate, driven in part by difficult comparisons and continued challenges in the jewelry category.  Our UK business picked up and is showing signs of ongoing improvement while QVC Japan and QVC Germany continue to address operational and market challenges.  Again, we believe we have identified the key issues in these markets and remain confident in our ability to successfully remedy them. We will be launching new branding and internet initiatives this fall that support our long term strategy of driving growth by capitalizing on TV-Internet convergence and building the preeminent multimedia shopping brand.”

QVC’s domestic revenue increased 4% to $1.18 billion and operating cash flow increased 3% to $292 million.  The domestic revenue growth was mainly attributable to increased sales in the home product category.  Domestic revenue was adversely affected by lower jewelry sales due in part to the rising price of gold.  Total units shipped increased 1% to 28.8 million and the average selling price increased 3% from $43.67 to $44.83.  QVC.com sales as a percentage of domestic sales grew from 20% in the second quarter of

2006 to 23% in the second quarter of 2007.  The domestic operating cash flow margin decreased slightly, primarily due to a lower gross margin percentage.  Gross margins decreased primarily due to higher product distribution costs resulting in part from QVC’s new U.S. distribution center in Florence, South Carolina as well as lower initial product margin due to the increase in home product sales.

QVC’s international revenue increased 4% to $509 million due to favorable foreign currency exchange rates in the U.K. and Germany offset by unfavorable foreign currency exchange rates in Japan.  International revenue was adversely affected by lower average selling prices in the U.K. and Germany and changes in the administration of Japan’s regulations pertaining to product claims related to food, health and beauty products.  Excluding the effect of exchange rates, international revenue increased by less than one percent.  International operating cash flow decreased from $95 million to $91 million, or 4%.  International cash flow margins decreased from 19% to 18% primarily due to a lower gross margin.  The lower gross margin reflects higher product distribution costs and a higher inventory obsolescence provision compared to the prior year period.  Excluding the effect of exchange rates, QVC’s international operating cash flow decreased 7%.

QVC’s outstanding bank debt was $3.675 billion at June 30, 2007.

Share Repurchases

During the second quarter through open market repurchases and a self-tender, Liberty repurchased approximately 19.9 million shares of Series A Liberty Interactive common stock at an average cost per share of $24.93 for aggregate cash consideration of $497 million.  Year to date for 2007, Liberty has repurchased approximately 21.4 million shares at an average cost per share of $24.81 for aggregate cash consideration of $531 million.  Since the creation of the Liberty Interactive tracking stock in May 2006, Liberty has repurchased approximately 73.0 million shares at an average cost per share of $20.34 for aggregate cash consideration of $1.485 billion.  These repurchases represent approximately 10.4% of the shares outstanding at the time of creation of the Liberty Interactive tracking stock.  Currently, Liberty has approximately $500 million remaining under its Liberty Interactive stock repurchase authorization.

The businesses and assets attributed to Liberty Interactive Group are engaged in, or are ownership interests in companies that are engaged in, sales of goods and services primarily through television programming and the Internet, and currently include its subsidiaries QVC, Provide Commerce, BUYSEASONS and Backcountry.com and its approximate 20% interests in IAC/InterActiveCorp, Expedia and GSI Commerce.  Liberty has identified QVC, Inc., a consolidated, wholly owned subsidiary, as the principal operating segment of Liberty Interactive Group.

LIBERTY CAPITAL GROUP — During the quarter, Liberty completed the previously announced exchange of its approximately 68.5 million shares of Time Warner common stock for a subsidiary of Time Warner which holds the Atlanta Braves, Leisure Arts, Inc. and $984 million of cash.  Also, during the quarter, Liberty announced its intention to offer to purchase all the common shares of FUN Technologies Inc. that it does not already own.  Liberty currently owns approximately 53% of the outstanding FUN common shares.

Starz Entertainment, LLC

Starz Entertainment, LLC (“Starz Entertainment”) revenue decreased 4% to $254 million and operating cash flow increased 10% to $55 million.  The decrease in revenue was the result of a reduction in the effective rate for Starz Entertainment’s services partially offset by growth in the average number of subscription units.  Starz’ average subscription units increased 7% during the quarter while Encore average subscription units increased 6% driving a $14 million revenue increase.  The decrease in the effective rate charged for Starz’ services had a $24 million negative effect on revenue.

Starz’ affiliation agreements with two affiliates have expired and these affiliates continue to pay Starz at revised rates even though the contracts have expired.  Starz is booking revenue based on these revised payments while they negotiate new contract terms.  In addition, the sale of Adelphia Communication’s systems to Comcast and Time Warner in 2006 has also contributed to the lower effective rate.

Starz Entertainment’s operating expenses declined 7% for the quarter.  The decrease was primarily due to a 10% reduction in programming costs from $180 million in the second quarter of 2006 to $162 million in the same period in 2007, partially offset by a slight increase in SG&A expenses.  The decrease in programming costs is primarily due to a lower effective rate for the movie titles exhibited in 2007 partially offset by increased costs due to a higher percentage of first-run movie exhibitions relative to the number of library product exhibitions.  The increase in SG&A expenses for the quarter was due to higher sales and marketing expenses resulting from the timing of national marketing campaigns.  Starz Entertainment currently expects its full year 2007 sales and marketing expenses to exceed those of 2006 due to expected increases in affiliate and consumer marketing costs.

Starz Entertainment CEO Robert B. Clasen said, “We are pleased with the continued solid growth in subscription units at Starz and Encore and with the continued reduction in our programming costs, both contributing to improved cash flow.  Our major goal in the coming months will be to complete new, mutually beneficial agreements with the two affiliates whose carriage contracts have expired.”

Share Repurchases

In April, Liberty completed a tender offer in which it repurchased approximately 11.5 million shares of Liberty Capital tracking stock at a cost per share of $113.00 for aggregate cash consideration of approximately $1.3 billion.  The shares repurchased represent approximately 8.2% of the outstanding Liberty Capital common shares.  Currently, Liberty has approximately $1 billion remaining under its Liberty Capital stock repurchase authorization.

The businesses and assets attributed to Liberty Capital Group are all of Liberty Media’s businesses and assets other than those attributed to Liberty Interactive Group and include its subsidiaries Starz Entertainment, LLC, Starz Media, LLC, FUN Technologies, Inc., Atlanta National League Baseball Club, Inc. (the owner of the Atlanta Braves), Leisure Arts, Inc., TruePosition, Inc. and WFRV and WJMN Television Station, Inc., its equity affiliates GSN LLC and WildBlue Communications, Inc. and its interests in News Corporation, Time Warner, Inc. and Sprint Nextel Corporation.  Liberty has identified Starz Entertainment, LLC, a consolidated, wholly owned subsidiary, as the principal operating segment of Liberty Capital Group.

NOTES

Liberty Media Corporation operates and owns interests in a broad range of video and on-line commerce, media, communications and entertainment businesses.  Those interests are attributed to two tracking stock groups: Liberty Interactive Group and Liberty Capital Group.

As a supplement to Liberty’s consolidated statements of operations included in its 10-Q, the following is a presentation of financial information on a stand-alone basis for QVC and Starz Entertainment which have been identified as the principal operating segments of Liberty Interactive and Liberty Capital, respectively.

Unless otherwise noted, the foregoing discussion compares financial information for the three months ended June 30, 2007 to the same period in 2006.  Please see page 10 of this press release for the definition of operating cash flow and a discussion of management’s use of this performance measure.  Schedule 1 to this press release provides a reconciliation of Liberty’s consolidated segment operating cash flow for its operating segments to consolidated earnings from continuing operations before income taxes and minority interests.  Schedule 2 to this press release provides a reconciliation of the operating cash flow for each privately held entity presented herein to that entity’s operating income for the same period, as determined under GAAP.  Certain prior period amounts have been reclassified for comparability with the 2006 presentation.  Liberty completed the sale of its controlling interests in OpenTV and On Command, and as such, the financial results of these companies have been excluded from all periods presented.

Fair Value of Public Holdings and Derivatives

	June 30, 2006	March 31, 2007	June 30, 2007
	(amounts in millions and include the value of derivatives)
InterActiveCorp	$1,834	2,610	2,396
Expedia(1)	1,038	1,605	2,027
Other Public Holdings	115	209	210
Total Attributed Liberty Interactive Group	$2,987	4,424	4,633
News Corporation	9,886	11,907	11,067
Non Strategic Public Holdings	6,975	6,985	5,744
Total Attributed Liberty Capital Group	$16,861	18,892	16,811

(1)             Represents fair value of Liberty’s investment in Expedia.  In accordance with GAAP, Liberty accounts for this investment using the equity method of accounting and includes this investment in its consolidated balance sheet at its historical carrying value.

Cash and Debt

The following presentation is provided to separately identify cash and liquid investments and debt information.

	June 30, 2006	March 31, 2007	June 30, 2007
	(amounts in millions)
Cash and Cash Related Investments:
Total Attributed Liberty Interactive Group Cash (GAAP)	$925	885	806
Total Attributed Liberty Capital Group Cash (GAAP)	1,678	2,085	2,388
Total Liberty Consolidated Cash (GAAP)	2,603	2,970	3,194

Long-Term Marketable Securities(1)	400	299	318
Total Attributed Liberty Capital Group Liquid Investments	400	299	318

Total Attributed Liberty Interactive Group Cash and Liquid Investments	925	885	806
Total Attributed Liberty Capital Group Cash and Liquid Investments	2,078	2,384	2,706
Total Liberty Consolidated Cash and Liquid Investments	$3,003	3,269	3,512

Debt:
Senior Notes and Debentures(2)	$4,476	3,108	3,107
QVC Bank Credit Facility	1,200	3,175	3,675
Other	68	68	74
Total Attributed Liberty Interactive Group Debt	$5,744	6,351	6,856
Less:Unamortized Discount	(16)	(17)	(15)
Total Attributed Liberty Interactive Group Debt (GAAP)	$5,728	6,334	6,841

Senior Exchangeable Debentures(3)	4,580	4,482	4,483
Bank Credit Facility	—	—	750
Other	59	107	103
Total Attributed Liberty Capital Group Debt	$4,639	4,589	5,336
Less:Unamortized Discount Attributable To Call Option Obligations / Fair Market Value Adjustment(3)	(2,147)	(419)	(312)
Total Attributed Liberty Capital Group Debt (GAAP)	$2,492	4,170	5,024

Total Consolidated Liberty Debt (GAAP)	$8,220	10,504	11,865

(1)             Long-term marketable debt securities which are included in investments in available-for-sale securities and other cost investments in Liberty’s consolidated balance sheet.

(2)             Face amount of Senior Notes and Debentures with no reduction for the unamortized discount.

(3)             For periods prior to 2007, amount represents face amount of Senior Exchangeable Debentures with no reduction for the unamortized discount attributable to the embedded call option obligation.  Effective January 1, 2007, Liberty adopted Statement of Financial Accounting Standards No. 155, Accounting for Hybrid Financial Instrument (“Statement 155”).  Pursuant to the provisions of Statement 155, Liberty now accounts for its senior exchangeable debentures at fair value rather than bifurcating such instruments into a debt instrument and a derivative instrument as was previously required.

Total Attributed Liberty Interactive Group Cash and Liquid Investments decreased $79 million compared to March 31, 2007 due to borrowings on the QVC bank credit facility and cash flow from QVC operations offset by the cost of a tender offer for Liberty Interactive common shares, the acquisition of Backcountry.com and interest payments.  Total Attributed Liberty Interactive Group Debt increased $505 million from March 31, 2007, due to borrowings on the QVC bank credit facility.

Total Attributed Liberty Capital Group Cash and Liquid Investments increased $322 million compared to March 31, 2007 due to proceeds received in the transaction in which Liberty exchanged shares of Time

Warner common stock for the Atlanta Braves, Leisure Arts, Inc. and $984 million of cash, proceeds received in the transaction in which Liberty exchanged shares of CBS common stock for a CBS television station and $170 million of cash, proceeds from the sale of OnCommand and tax sharing payments from Liberty Interactive Group.  These cash inflows were partially offset by the cost of a tender offer for Liberty Capital tracking stock.  Total Attributed Liberty Capital Group Debt increased $747 million due to Liberty securing a $750 million bank credit facility, the proceeds of which Liberty intends to invest in a portfolio of selected debt and mezzanine-level instruments of companies in the telecommunications, media and technology sectors that we believe have favorable risk/return profiles.

Important Notice: Liberty Media Corporation (“Liberty”) (Nasdaq: LINTA, LINTB, LCAPA, LCAPB) President and CEO, Gregory B. Maffei will discuss Liberty’s earnings release in  a conference call  which will begin at 11:00am (ET) on August 8, 2007.  The call can be accessed by dialing (800) 811-8845 or (913) 981-4905 at least 10 minutes prior to the start time.  Replays of the conference call can be accessed from 1:00 p.m. (ET) on August 8, 2007 through 5:00 p.m. (ET) August 22, 2007, by dialing (719) 457-0820 or (888) 203-1112 plus the pass code 2449758#.  The call will also be broadcast live across the Internet and archived on our website.  To access the webcast go to http://www.libertymedia.com/investor_relations/default.htm.  Links to this press release will also be available on the Liberty Media web site.

Certain statements in this press release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including the statements regarding the anticipated reclassification of Liberty Capital common stock, which is conditioned on the prior closing of Liberty’s exchange transaction with News Corporation, the long-term prospects of QVC and anticipated lower programming costs for Starz Entertainment in 2007.  These forward looking statements are based on management’s current expectations and assumptions, which are inherently subject to uncertainties, risks and changes in circumstances that are difficult to predict.  Actual results, performance or achievements of the operating businesses of Liberty included herein could differ materially from those expressed or implied by such forward-looking statements. Such risks, uncertainties and other factors include, among others: the risks and factors described in the publicly filed documents of Liberty, including the most recently filed Form 10-Q of Liberty; general economic and business conditions and industry trends including in the advertising and retail markets; the continued strength of the industries in which such businesses operate; continued consolidation of the broadband distribution and movie studio industries; uncertainties inherent in proposed business strategies and development plans; changes in distribution and viewing of television programming, including the expanded deployment of personal video recorders and IP television and their impact on television advertising revenue and home shopping networks; increased digital television penetration and the impact on channel positioning of our networks; rapid technological changes; future financial performance, including availability, terms and deployment of capital; availability of qualified personnel; the development and provision of programming for new television and telecommunications technologies; changes in, or the failure or the inability to comply with, government regulation, including, without limitation, regulations of the Federal Communications Commission, and adverse outcomes from regulatory proceedings; adverse outcomes in pending litigation; changes in the nature of key strategic relationships with partners and joint ventures; competitor responses to such operating businesses’ products and services, and the overall market acceptance of such products and services, including acceptance of the pricing of such products and services; and threatened terrorist attacks and ongoing military action, including armed conflict in the Middle East and other parts of the world.  These forward-looking statements speak only as of the date of this press release.  Liberty expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in Liberty’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

Additional Information

Nothing in this release shall constitute a solicitation to buy or an offer to sell shares of the reclassified Liberty Capital tracking stock or Liberty Entertainment tracking stock.  The offer and sale of Liberty’s tracking stocks in the proposed reclassification will only be made pursuant to an effective registration statement.  Liberty stockholders and other investors are urged to read the registration statement, including the proxy statement/prospectus to be contained therein, to be filed by Liberty with the SEC, because it will contain important information about the transaction.  A copy of the registration statement and the proxy statement/prospectus, once filed, will be available free of charge at the SEC’s website (http://www.sec.gov).

Participants in Solicitation

The directors and executive officers of Liberty and other persons may be deemed to be participants in the solicitation of proxies in respect of proposals to approve the reclassification.  Information regarding Liberty’s directors and executive officers and other participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be available in the proxy materials to be filed with the SEC.

Contact:  John Orr (720) 875-5622

SUPPLEMENTAL INFORMATION

As a supplement to Liberty’s consolidated statements of operations, the following is a presentation of quarterly financial information and operating metrics on a stand-alone basis for the two largest privately held businesses (QVC and Starz Entertainment) owned by or in which Liberty held an interest at June 30, 2007.

Please see below for the definition of operating cash flow (OCF) and Schedule 2 at the end of this document for reconciliations for the applicable periods in 2006 and 2007 of operating cash flow to operating income, as determined under GAAP, for each identified entity.

QUARTERLY SUMMARY

	2Q06	3Q06	4Q06	1Q07	2Q07
	(amounts in millions)
Liberty Interactive Group
QVC (100%)
Revenue—Domestic	1,140	1,151	1,604	1,174	1,184
Revenue—International	490	502	632	510	509
Revenue—Total	1,630	1,653	2,236	1,684	1,693
OCF—Domestic	283	273	417	278	292
OCF—International	95	93	140	96	91
OCF—Total	378	366	557	374	383
Operating Income	242	257	419	243	244
Gross Margin—Domestic	38.0%	37.0%	36.3%	36.8%	37.6%
Gross Margin—International	38.8%	37.2%	39.0%	37.6%	37.5%
Homes Reached—Domestic	91.1	90.3	90.7	91.2	90.9
Homes Reached—International	74.1	75.0	75.6	77.4	78.6

Liberty Capital Group
STARZ ENTERTAINMENT (100%)
Revenue	264	253	257	265	254
OCF	50	45	50	73	55
Operating Income	44	40	46	60	42
Subscription Units—Starz	15.1	14.9	15.5	15.8	16.1
Subscription Units—Encore	27.1	26.6	27.3	28.2	28.4

NON-GAAP FINANCIAL MEASURES

This press release includes a presentation of operating cash flow, which is a non-GAAP financial measure, for each of the privately held entities of Liberty included herein together with a reconciliation of that non-GAAP measure to the privately held entity’s operating income, determined under GAAP.  Liberty defines operating cash flow as revenue less cost of sales, operating expenses, and selling, general and administrative expenses (excluding stock and other equity-based compensation).  Operating cash flow, as defined by Liberty, excludes depreciation and amortization, stock and other equity-based compensation and restructuring and impairment charges that are included in the measurement of operating income pursuant to GAAP.

Liberty believes operating cash flow is an important indicator of the operational strength and performance of its businesses, including the ability to service debt and fund capital expenditures.  In addition, this measure allows management to view operating results and perform analytical comparisons and benchmarking between businesses and identify strategies to improve performance.  Because operating cash flow is used as a measure of operating performance, Liberty views operating income as the most directly comparable GAAP measure.  Operating cash flow is not meant to replace or supercede operating income or any other GAAP measure, but rather to supplement such GAAP measures in order to present investors with the same information that Liberty’s management considers in assessing the results of operations and performance of its assets.  Please see the attached schedules for a reconciliation of consolidated segment operating cash flow to consolidated earnings from continuing operations before income taxes and minority interest (Schedule 1) and a reconciliation, for QVC and Starz Entertainment, of each identified entity’s operating cash flow to its operating income calculated in accordance with GAAP (Schedule 2).

SCHEDULE 1

The following table provides a reconciliation of consolidated segment operating cash flow to earnings from continuing operations before income taxes and minority interest for the three months ended June 30, 2006 and 2007, respectively.

	2Q06	2Q07
	(amounts in millions)
Liberty Interactive Group	$385	393
Liberty Capital Group	39	24
Consolidated segment operating cash flow	$424	417

Consolidated segment operating cash flow	$424	417
Stock compensation	(21)	(18)
Depreciation and amortization	(146)	(172)
Interest expense	(160)	(145)
Realized and unrealized gains (losses) on financial instruments, net	362	(251)
Gains on disposition of assets, net	303	629
Other, net	69	85
Earnings from continuing operations before income taxes and minority interest	$831	545

SCHEDULE 2

The following table provides reconciliation, for QVC and Starz Entertainment, of operating cash flow to operating income calculated in accordance with GAAP for the three months ended June 30, 2006, September 30, 2006, December 31, 2006, March 31, 2007 and June 30, 2007, respectively.

	2Q06	3Q06	4Q06	1Q07	2Q07
	(amounts in millions)
Liberty Interactive Group
QVC (100%)
Operating Cash Flow	378	366	557	374	383
Depreciation and Amortization	(120)	(119)	(119)	(120)	(134)
Stock Compensation Expense	(16)	10	(19)	(11)	(5)
Operating Income	242	257	419	243	244

Liberty Capital Group
STARZ ENTERTAINMENT (100%)
Operating Cash Flow	50	45	50	73	55
Depreciation and Amortization	(6)	(5)	(7)	(6)	(6)
Stock Compensation Expense	—	—	3	(7)	(7)
Operating Income	44	40	46	60	42